Exhibit 10.4

SECURED PROMISSORY NOTE

UP TO $8,000,000.00

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, House of Doge Inc., a corporation incorporated under the laws of the state of Texas corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Brag House Holdings, Inc., or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”), the principal amount of up to US$8,000,000, with the express understanding that such principal amount may be subject to mutual agreement or the discretion of the Parties to increase in accordance with the terms hereof, being the aggregate of all amounts disbursed by the Noteholder to the Borrower pursuant to Section 2.2, together with all accrued interest thereon as provided in this Secured Promissory Note (this “Note”). All references to “$” or “Dollars” in this Note shall mean U.S. Dollars, lawful money of the United States of America.

Definitions; Interpretation.

1. Capitalized terms used herein shall have the meanings set forth in this Section 1.1.

1.1.

“Advance” means each disbursement made by the Noteholder to the Borrower pursuant to Section 2.2.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Rate” means an interest rate equal to 5% per annum, calculated on the basis of a 360-day year and the actual number of days elapsed.

“Beneficial Ownership Regulation” has the meaning set forth Section 12.10.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrowing Notice” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York City are authorized or required by law to close.

“Commitment Period” means the period beginning on the date hereof and ending on the date that is six (6) months following the date hereof.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the Ordinary Course of Business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the Ordinary Course of Business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any lien on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Default” means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.

“Default Rate” means the Applicable Rate plus 9%.

“Event of Default” has the meaning set forth in Section 10.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” means that certain Guaranty, dated as of October 14, 2025, by and among the Noteholder and the Guarantors, as amended, restated, supplemented, or otherwise modified from time to time.

“Guarantors” means Dogecoin Ventures Inc., The Official Dogecoin Treasury and Reserve Inc. and House of Doge Canada Inc.

“Interest Payment Date” means the earlier of the Maturity Date.

“Interest Period” means a period of three months commencing on a Business Day selected by the Borrower. Such Interest Period shall end on the day that corresponds numerically to such date one, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third, or sixth succeeding month. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Interim Period” has the meaning given such term in the Merger Agreement.

“IP Security Agreement” means that certain Intellectual Property Security Agreement, dated as of October 14, 2025, by the Borrower in favor of the Noteholder, as amended, restated, supplemented, or otherwise modified from time to time.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

“Loan” means the principal amount of up to Eight Million U.S. Dollars ($8,000,000), being the aggregate of all Advances made to the Borrower under the terms of this Note, with the express understanding that such amount may be increased by mutual agreement in accordance with the terms hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower; (b) the validity or enforceability of the Note or Security Agreement; (c) the perfection or priority of any Lien purported to be created under the Security Agreement; (d) the rights or remedies of the Noteholder hereunder or under the Security Agreement; or (e) the Borrower’s ability to perform any of its material payment obligations hereunder or under the Security Agreement.

“Maturity Date” means the earlier of (a) the date which is six months from the first Advance and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

“Merger Agreement” means the merger agreement dated October 12, 2025 by and among Brag House Holdings, Inc., Brag House Merger Sub, Inc. and the Borrower.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Obligations” means, collectively, all debts, liabilities and obligations (including, without limitation, any expenses, costs and charges incurred by or on behalf of the Noteholder in connection with any Transaction Document), present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Borrower and each Guarantor to the Noteholder in any currency, under, in connection with or pursuant this Note, or to any Transaction Document, and whether incurred by the Borrower or the Guarantors alone or jointly and whether as principal, guarantor or surety and in whatever name or style.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course of Business” means the ordinary course of conduct of a business consistent with past custom and practice of such business.

“Parties” has the meaning set forth in the introductory paragraph.

“Payoff Letter” means the Payoff Letter, dated as of October 14, 2025, by and between the Borrower and NE SPC LP, as amended, restated, supplemented, or otherwise modified from time to time.

“Permitted Debt” means Debt (a) existing or arising under this Note and any refinancing thereof; (b) the Short Term Note; (c) which may be deemed to exist with respect to swap contracts; (d) owed in respect of any netting services, overdrafts, and related liabilities arising from treasury, depository, and cash management services in connection with any automated clearinghouse transfers of funds; (e) unsecured insurance premiums owing in the Ordinary Course of Business (f) any Debt incurred by the Borrower provided that such Debt shall be subordinate to and second in priority to this Note and the Obligations hereunder.

“Permitted Liens” means (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP, (b) the security interest and Lien granted in connection with the Short Term Note, (c) Liens created pursuant to the Security Agreement and (d) non-consensual Liens arising by operation of law, arising in the Ordinary Course of Business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country, (c) any Person controlled or 50% owned by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person that is the subject or target of any Sanctions.

“Sanctions” mean all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, the United Kingdom, Canada, or other relevant sanctions authority.

“Security Agreement” means the Security and Pledge Agreement, dated as of October 14, 2025, by the Borrower and the Guarantors in favor of the Noteholder, as amended, restated, supplemented, or otherwise modified from time to time.

“Short Term Note” means that certain Secured Short Term Demand Note in the principal sum of $3,5000,000, dated as of September 2, 2025, by and between the Borrower and NE SPC LP, as amended, restated, supplemented, or otherwise modified from time to time.

“Transaction Documents” means, collectively, this Note, the Security Agreement, the Guaranty, the IP Security Agreement, the Payoff Letter, and all other agreements, instruments, certificates, documents, and undertakings executed or delivered in connection with any of the foregoing or otherwise relating to the transactions contemplated hereby or thereby.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

1.1 Interpretation. For purposes of this Note (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein to: (x) Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

2. Loan Disbursement Mechanics.

2.1 Commitment and Initial Disbursement. Subject to the satisfaction (or written waiver by the Noteholder) of the initial closing conditions set forth in Section 2.3 of this Note, the Noteholder shall disburse to the Borrower an initial advance in the principal amount of $4,500,000 (the “Initial Advance Amount”) on the date such conditions are satisfied (the “Initial Closing Date”), in immediately available funds, without the need for a Borrowing Notice (as defined below). The remaining undrawn portion of the Loan shall be available to the Borrower during the Commitment Period as Advances in accordance with Section 2.2, in an aggregate principal amount not to exceed the Loan, less the amount funded under this Section 2.1.

2.2 Advances. Provided that no Event of Default has occurred and is continuing, the Borrower may request one or more advances of Loan proceeds (each, an “Advance,” and collectively, the “Advances”) during the Interim Period by delivering to the Noteholder a written notice (a “Borrowing Notice”), in the form attached hereto as Exhibit “A”, at least one (1) Business Day prior to the requested disbursement date, specifying that (a) no Default or Event of Default has occurred and is continuing, (b) the requested principal amount of such Advance, and (c) the requested disbursement date. Each Borrowing Notice shall be deemed to restate and reaffirm the Borrower’s representations and warranties set forth in Section 7 as of both the date of such Borrowing Notice and the requested disbursement date. Upon timely receipt of a conforming Borrowing Notice and satisfaction (or written waiver by the Noteholder) of the applicable conditions precedent (including those set forth in Section 2.4), the Noteholder shall fund the requested Advance on the specified disbursement date in immediately available funds. For the avoidance of doubt, the aggregate principal amount of all Advances under this Section 2.2 shall not exceed the then-available, undrawn portion of the Loan.

2.3 Initial Closing Deliverables.

(a) Borrower Deliverables. On or prior to the Initial Closing Date, the Borrower shall deliver, or cause to be delivered, to the Noteholder the following:

(i) duly executed copies of the Transaction Documents to which the Borrower is a party;

(ii) a certificate, dated as of the Initial Closing Date and duly executed by an authorized officer of the Borrower, certifying that (A) the resolutions of the Borrower’s Board of Directors authorizing the execution, delivery, and performance of each Transaction Document and the transactions contemplated hereby and thereby are in full force and effect as of such date, and (B) the representations and warranties of the Borrower contained in this Note and the other Transaction Documents are true and correct in all material respects as of such date;

(iii) a duly executed Payoff Letter and evidence reasonably satisfactory to the Noteholder that the Short Term Note will be, fully repaid, cancelled, or otherwise extinguished in accordance with its terms on or before October 14, 2025; and

(iv) a completed funds flow memorandum or written wire transfer instructions attached hereto as Exhibit “B” (the “Wire Instructions”), designating the account or accounts to which the Initial Advance Amount is to be disbursed.

(b) Noteholder Deliverables. On or prior to the Initial Closing Date, the Noteholder shall deliver, or cause to be delivered, to the Borrower the following:

(i) duly executed copies of the Transaction Documents to which the Noteholder is a party; and

(ii) the Initial Advance Amount, in immediately available funds, in immediately available funds, in accordance with the Wire Instructions.

2.4 Subsequent Closing Deliverables

(a) As a condition precedent to each Advance made after the Initial Advance Amount, the Borrower shall deliver or cause to be delivered to the Noteholder, at least one (1) Business Day prior to the requested disbursement date (unless such period is waived by the Noteholder in writing) (each such date on which an Advance is funded after the Initial Closing Date, an “Additional Closing Date”):

(i) a duly completed and executed Borrowing Notice specifying (A) the requested principal amount of such Advance, (B) the requested disbursement date, and (C) confirmation that no Default or Event of Default has occurred and is continuing;

(ii)  an officer’s certificate, dated as of the requested disbursement date, certifying that (A) the representations and warranties of the Borrower contained in this Note and the other Transaction Documents are true and correct in all material respects as of such date (except to the extent made as of an earlier date), and (B) no Default or Event of Default has occurred and is continuing or would result from the making of such Advance; and

(iii) on the first Additional Closing Date only, evidence reasonably satisfactory to the Noteholder that the Short Term Note has been fully repaid, cancelled, or otherwise extinguished in accordance with its terms, including delivery of a payoff confirmation, cancellation instrument, or other written evidence of discharge executed by the holder thereof.

(b) Upon receipt of the items set forth in Section 2.4(a) and satisfaction (or written waiver by the Noteholder) of any other conditions precedent then applicable, the Noteholder shall disburse to the Borrower, in immediately available funds, the principal amount of the Advance specified in the applicable Borrowing Notice, in accordance with the Wire Instructions, as the same may be updated with the prior written consent of the Noteholder.

(c) For the avoidance of doubt, each Advance funded pursuant to this Section 2.4 shall be deemed to constitute part of the Loan and shall be subject to all terms and conditions set forth in this Note and the other Transaction Documents.

3. Payment Dates

3.1 Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date, unless otherwise provided in Section 11.

4. Security Agreement. The Borrower’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement, subject only to Permitted Liens.

5. Interest.

5.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of each Advance made hereunder shall bear interest at the Applicable Rate from the date such Advance is made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

5.2 Interest Payment Dates. Interest shall be payable in full to the Noteholder on Interest Payment Date.

5.3 Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods) and remains unpaid after the expiration of five (5) Business Days following the due date, whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full. Upon the earlier of (a) payment in full of such overdue amount and (b) cure of the Event of Default, interest shall revert to the Interest Rate.

5.4 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Advance on the day such Advance is made and shall cease to accrue on the day such Advance is paid in full.

5.5 Interest Rate Limitation. If at any time and for any reason the interest rate payable on any Advance shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable law, such interest rate shall automatically be reduced to the maximum rate permitted by applicable law, and any portion of interest collected in excess of such maximum rate shall be deemed a voluntary prepayment of principal.

6. Payment Mechanics.

6.1 Manner of Payments. All payments of interest and principal under this Note shall be made in lawful money of the United States of America no later than 12:00 PM Eastern Standard Time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

6.2 Application of Payments. All payments made under this Note shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

6.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit “C” the Loan, and each Advance made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

6.5 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

7. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1 Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its jurisdiction of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Note and the Security Agreement, and to perform its obligations hereunder and thereunder, and (c) is in compliance with all Laws except to the extent that any such failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.2 Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note and the Security Agreement.

7.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the Security Agreement, except for any filings required for purposes of perfecting the security interest under the Security Agreement.

7.4 No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any Law applicable to the Borrower or by which any of its properties or assets may be bound; or (b) constitute a default under any material agreement or contract by which the Borrower may be bound.

7.5 Enforceability. The Note and the Security Agreement is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.6 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect to the Note, the Security Agreement, or any of the transactions contemplated hereby or thereby or (b) that could be expected to materially adversely affect the Borrower’s financial condition or the ability of the Borrower to perform its obligations under the Note or the Security Agreement.

7.7 USA PATRIOT Act; Anti-Money Laundering. The Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance in all material respects with the USA PATRIOT Act, and any other applicable terrorism and money laundering laws, rules, regulations, and orders.

7.8 Anti-Corruption Laws and Sanctions.

(a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower is, and to the knowledge of the Borrower, its directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b) The Borrower is not, and to the knowledge of the Borrower, no director, officer, employee of the Borrower, or any agent of the Borrower that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person.

(c) No use of proceeds of the Loan or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.

8. Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall:

8.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.2 Compliance. (a) Comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.3 Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

8.4 Notice of Events of Default. As soon as possible and in any event within five (5) Business Days after it becomes aware that an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

8.5 Further Assurances. Upon the request of the Noteholder, the Borrower shall promptly execute and deliver such further instruments, documents, and agreements, and take such further actions, as may be necessary or advisable to carry out the intent and purposes of this Note and the Security Agreement.

9. Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

9.1 Indebtedness. Incur, create, or assume any Debt, other than Permitted Debt.

9.2 Liens. Incur, create, assume, or suffer to exist any Lien except for Permitted Liens.

9.3 Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower is engaged on the date of this Note or that are reasonably related thereto or otherwise in the Ordinary Course of Business.

10. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

10.1 Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due and such failure continues for thirty (30) days after written notice to the Borrower.

10.2 Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholder herein or in the Security Agreement shall prove to have been incorrect in any material respect on or as of the date such representation or warranty was made or deemed made, and to extent such representation or warranty is capable of being cured, such representation or warranty has not been cured for a period of thirty (30) days after the earlier of (x) the Borrower becoming aware of such default and (y) delivery of notice from the Noteholder to the Borrower.

10.3 Breach of Covenants.

The Borrower fails to observe or perform (a) any covenant, condition, or agreement contained in Section 8.4 or Section 9 or (b) any other material covenant, obligation, condition, or agreement contained in this Note or the Security Agreement, other than those specified in clause (a) and Section 10.1, and such failure continues for thirty (30) days after written notice to the Borrower.

10.4 Cross-Defaults. The Borrower fails to pay when due any of its Debt (other than Debt arising under this Note) having an aggregate principal balance of over $100,000, or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

10.5 Bankruptcy.

(a) The Borrower commences any case, proceeding, or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b) There is commenced against the Borrower any case, proceeding, or other action of a nature referred to in Section 10.5(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of thirty (30) days;

(c) There is commenced against the Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(d) The Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a), Section 10.5(b), or Section 10.5(c) above; or

(e) The Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

10.6 Judgments. One or more judgments or decrees shall be entered against the Borrower and all of such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

11. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance thereof, the Noteholder may, by written notice to the Borrower, decline to make or fund any further Advances so long as the conditions set forth in Section 2.4 have not been satisfied or waived in writing by the Noteholder, and may declare the entire outstanding principal amount of the Loan, including the Initial Advance, together with all accrued and unpaid interest thereon and all other amounts payable under this Note, to be immediately due and payable, and exercise any rights or remedies available to it under this Note, the Security Agreement, or applicable law; provided, however, that upon the occurrence of any Event of Default described in Section 10.5, the principal of and all accrued interest on the Loan, together with all other amounts owing hereunder, shall automatically and immediately become due and payable without the need for any notice, declaration, demand, or other act by the Noteholder.

12. Miscellaneous.

12.1 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

HOUSE OF DOGE INC.
2045 NW 1st Avenue
Miami, Florida 33127

Attn: Marco Margiotta, CEO
Email: marco@houseofdoge.com with a copy to legal@houseofdoge.com

With a copy (which shall not constitute notice) to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Keith J. Billotti, Esq.
Email: billotti@sewkis.com

(ii) If to the Noteholder:

Brag House Holdings, Inc.
45 Park Street
Monclair, New Jersey 070412
Attn: Lavell Juan Malloy, II, Chief Executive Officer
Email: lavell@thebraghouse.com

With a copy (which shall not constitute notice) to: Lucosky Brookman LLP, Attention of Seth Brookman, sbrookman@lucbro.com.

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

12.2 Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable expenses and legal fees of its counsel incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note and the Security Agreement and the enforcement of the Noteholder’s rights hereunder.

12.3 Governing Law. This Note, the Security Agreement, the Transaction Documents, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, the Security Agreement, or Transaction Documents and the transactions contemplated hereby shall be governed by the laws of the State of New York.

12.4 Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note or the Security Agreement may be brought in the courts of the State of New York sitting in the Borough of Manhattan, City of New York, or in the United States District Court for the Southern District of New York, and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 12.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

12.5 Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the Security Agreement in any court referred to in Section 12.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.6 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE SECURITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE.

12.7 Integration. This Note the Security Agreement, and the Transaction Documents, constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

12.8 Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person with the prior written consent of the Borrower; provided that the Noteholder notifies the Borrower, in writing, of such assignment, provides to the Borrower the corresponding assignment agreement, and surrenders this Note to the Borrower for re-issuance to the transferee. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

12.9 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

12.10 USA PATRIOT Act. The Noteholder hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Noteholder to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to the Noteholder.

12.11 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

12.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

12.13 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12.14 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

12.15 Severability. If any term or provision of this Note or the Security Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or the Security Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has executed this Note as of October 14, 2025.

HOUSE OF DOGE INC., as Borrower

By
		Name:	Marco Margiotta
		Title:	Chief Executive Officer

By its acceptance of this Note, the Noteholder acknowledges and agrees to be bound by the provisions of Section 2.2.

BRAG HOUSE HOLDINGS, INC., as Noteholder

By
Name:	Lavell Juan Malloy, II
Title:	Chief Executive Officer

[Signature Page to Secured Promissory Note]

exhibit a
FORM OF BORROWING NOTICE

(see attached)

exhibit B
WIRE INSTRUCTIONS

(see attached)

exhibit c
EVIDENCE OF DEBT

(SEE ATTACHED)